EXHIBIT 10.4


                         GENERAL MILLS, INC.

                      EXECUTIVE INCENTIVE PLAN

                   As Amended Through June 1, 1995



                           GENERAL MILLS, INC.
                        EXECUTIVE INCENTIVE PLAN

                                 PART I

                           GENERAL PROVISIONS

A.  OBJECTIVE OF THE PLAN

    It is the intent of General Mills, Inc. (the "Company") to provide financial rewards to key executives in recognition of individual contributions to the success of the Company under the provisions of this Executive Incentive Plan (the "Plan").

    Participant awards shall be based on the comparative impact of the position to the overall corporate results as measured by the position level, salary of the Participant, and the degree to which the individual impacts division/ subsidiary, group and corporate results.

B.  ELIGIBILITY

    Any active key management employee of the Company or any of its subsidiaries, including such members of the Board and the Chairman as are actively employed by the Company or its subsidiaries, shall be eligible to participate in the Plan. Eligibility shall not carry any rights to participation nor to any fixed awards under the Plan.

    Employees on a commission basis, those who are members of any other Company incentive compensation plan, except the Stock Option and Long-Term Incentive Plans of General Mills, Inc., and persons acting in a consulting capacity shall not be eligible.

C.  PARTICIPATION

    As early as possible in each fiscal year (the "Plan Year"), management shall recommend from those eligible a list of proposed Participants in the Plan, and the Compensation Committee of the Board of Directors (the "Committee") thereupon shall determine and cause to be notified those who have been selected as Participants for the current Plan Year. Participants shall be those persons holding positions which most significantly affect operating results and provide the greatest opportunity to contribute to current earnings and the future success of the Company. During the year, other Participants may be added because of promotion or for other reasons warranting their inclusion, or Participants may be excluded from active participation because of demotion or other reasons warranting their exclusion.


                                 PART II

                            BASE CASH AWARDS


The size of a Participant's base cash incentive award ("Base Cash
Award") under this Plan shall be preliminarily determined by the following formula:

     (Eligible Base Salary Earnings) x (Target Incentive Percent) x (Individual Performance Rating) x (Corporate/Unit Composite Rating) =
                            (Base Cash Award)


A.  ELIGIBLE BASE SALARY EARNINGS

    The Eligible Base Salary Earnings is the total amount of regular base pay actually paid to a Plan Participant during the portion of the year the Participant is covered by the Plan.

B.  TARGET INCENTIVE PERCENT

    The Target Incentive Percent shall be determined by the Senior Vice President - Personnel using the following guidelines:

    1. For Participants in evaluated jobs, the Target Incentive Percent will be determined based on job level at the time participation in the Plan commences. Persons transferred to a higher or lower job level during a Plan Year will have their Target Incentive Percent revised as of the effective date of the change in position.

    2. For Participants in unevaluated jobs, the Target Incentive Percent shall be established in a manner consistent with the Target Incentive Percent established for evaluated jobs.

C.  INDIVIDUAL PERFORMANCE RATING

    Individual performance for the Plan Year will be determined as follows:

    1. At the beginning of each Plan Year, each Participant will develop written objectives for the year which are directly related to specific job accountabilities.

    2. The individual objectives will be reviewed with each Participant's superior for acceptance and will become the primary basis for establishing the Individual Performance Rating for the year. For the Chief Executive Officer, such objectives will be reviewed and approved by the Committee.

    3. Near the end of each Plan Year, each Participant will submit to his or her superior, a Summary of Accomplishments related to individual performance during the year. Based on this information and other information related to individual performance or job accountabilities, the superior will assign an individual rating from the following range:


                       .0  -  .50  Unsatisfactory

                      .50  -  .90  Improvement Needed

                      .90  - 1.20  Satisfactory

                     1.20  - 1.40  Superior

                     1.40  - 1.50  Outstanding & Exceptional


D.  UNIT/CORPORATE PERFORMANCE RATING

    1.  Unit Rating

        Near the end of the Plan Year, each Participant will submit to his or her superior, a Unit Achievement Summary, which outlines the performance of his or her respective unit during the Plan Year and relates directly to annual program, the Company's long-range plans and other key operating objectives. This Unit Achievement Summary will be used, along with other information related to unit performance, in establishing a unit rating with a range of .0 (Unacceptable) to 1.8 (Outstanding and Exceptional).

    2.  Corporate Rating

        At the beginning of each Plan Year, the Committee shall establish a rating schedule based upon the Company's growth in Earnings Per Share (Pre-LIFO) and the Company's Return on Capital for the Plan Year. Based on this schedule, the Committee will, at the end of each Plan Year, establish a corporate rating for the year.

        Individual and unit ratings will be recommended by the Participant's manager and reviewed by one additional level of management. All individual and unit ratings for Plan Participants will be submitted to the Company's Incentive Committee for review and approval.

    3.  Unit/Corporate Weightings

        The ratings established in 1. and 2. above shall be weighted based on job level according to the following schedule:

                                           Corporate          Unit
                                            Portion          Portion

            Senior Corporate Officers        100%              N/A

            Operating General Managers        50%              50%
            and Corporate Staff Officers

            All Other Officers                25%              75%


E.  REVIEW AND APPROVAL OF RATINGS

    All individual and unit ratings will be determined by the Participant's manager and reviewed and approved by one additional level of management. In addition, the Incentive
    Committee shall review and approve all ratings prior to their submissions to the Committee.

    The final ratings and incentive award amounts shall be reviewed and approved by the Committee which shall have full authority and discretion to set all final Base Cash Awards.

    All awards under this Plan for corporate officers and that portion of the award related to corporate performance of all other Participants (including amounts attributable to stock matching under Part III) shall be subject to the 1933 Shareholder Resolution on Profit Sharing, as amended. All other awards, if any, under this Plan shall be considered ordinary bonuses under the terms and conditions of the 1933 Resolution.


                                PART III

                        STOCK MATCHING PROVISIONS

A.  ALTERNATIVES FOR PARTICIPATION IN STOCK MATCHING

    Subject to the provisions set forth below (the "Stock Matching Provisions"), Participants under age 55 are eligible to receive additional incentive compensation in the form of common stock of General Mills, Inc. ("Common Stock") contributed by the Company ("Stock Matching"), and Participants age 55 or over may elect to receive all or a portion of their additional incentive compensation in the form of Stock Matching and/or an "Additional Cash Award."

    1. Participants under age 55 as of the last day of the Plan Year are eligible to participate in the Stock Matching Provisions of the Plan by depositing shares of Common Stock with a Fair Market Value equal to 25% of their Base Cash Award.

    2. Participants age 55 or over as of the last day of the Plan Year may elect full, partial, or no participation in the Stock Matching Provisions according to the following schedule:

                                    Fair Market
                                  Value of Shares
                Level of          to be Deposited
            Stock Matching         as % of Base       Additional
              Participation         Cash Award        Cash Award

           Full Participation          25%               0%

                                       15%               6%
           Partial Participation       10%               9%
                                        5%              12%

           No Participation
           in Stock Matching            0%            15%


   3. On or before the December 31 immediately preceding the end of the Plan Year, Participants must notify the Company in writing of the applicable participation alternatives elected under the Stock Matching Provisions. Elections regarding Stock Matching participation are effective for the current Plan Year. Dividends may be paid to the Participant or reinvested, at the election of the Participant, under the Company's Automatic Dividend Reinvestment Plan.

B.  PARTICIPATION IN STOCK MATCHING

    1. The Company shall notify each Participant who participates in the Stock Matching Provisions of the maximum number of shares of Common Stock which they are permitted to deposit under the Plan, and Participants may choose to deposit all or any portion of the number of shares so permitted to be deposited (the "Original Deposit"). Participants can make their Original Deposit at any time after they receive their Base Cash Award, but Participants must deposit such shares with the Company (the "Agent") no later than the December 1 immediately following the end of the Plan Year.

    2. Any Participant who dies, retires on or after age 65, elects early retirement after age 55, or is permanently disabled and unable to work as determined by the Corporate Medical Director, either during a Plan Year or prior to the final date for depositing the Original Deposit shares for such Plan Year (December 1), shall not be eligible to participate in the Stock Matching Provisions, but instead, such Participant, or the Participant's legal representative, shall receive an Additional Cash Award for the Plan Year in an amount equal to twenty-five percent (25%) of any Base Cash Award paid or payable for that Plan Year.


C.  DISTRIBUTIONS AND WITHDRAWALS

    1.  Restricted Stock

        As soon as practical following the Original Deposit by a Participant, the Company shall match these shares and deposit with the Agent for the Participant's account one share of Common Stock for each share of the Original Deposit. The shares deposited by the Company shall vest and be delivered to the Participant fifty percent (50%) after year three and fifty percent (50%) after year six, provided the Participant's Original Deposit has been left on deposit through the three-year and six-year periods and all other provisions of the Plan have been met (the "Restricted Stock").

    2.  Temporary Withdrawal for Option Exercise

        A Participant may temporarily withdraw all or a portion of the shares on deposit for all Plan Years (other than Restricted Stock) in order to exercise Company stock options, subject to an equal number of shares of Common Stock being promptly redeposited with the Agent after such exercise.

    3.  Maximum Shares

        Subject to the provisions in III.C.4. hereof, and subject to the limitations contained in the 1933 Shareholder Resolution on Profit Sharing, as amended, the maximum value, at the time of the award, of the shares for which Restricted Stock may be granted under the Plan in respect of any fiscal year is one and one quarter percent (1.25%) of the earnings before taxes on income (excluding extraordinary items) of the Company for such fiscal year; provided, however, that in no event shall such maximum value be greater than two and one-half percent (2.5%) of the amount, if any, by which such earnings exceed ten percent (10%) of total stockholders' equity of the Company as of the beginning of such fiscal year.

    4.  Share Adjustment

        The number of shares subject to the Plan and the outstanding Restricted Stock may be appropriately adjusted by the Committee in the event that:

            (i) the number of outstanding shares of Common Stock of the Company shall be changed by reason of split-ups, combinations or reclassifications of shares;

           (ii) any stock dividends are distributed to the holders of Common Stock of the Company; or

          (iii) the Common Stock of the Company is converted into or exchanged for other shares as a result of any merger or consolidation (including a sale of assets) or other recapitalization.

    5.  Share Price

        The value of the shares of Common Stock which are required for deposit shall be equal to one hundred percent (100%) of the Fair Market Value of the shares as of the first business day of June of such year of deposit. "Fair Market Value," for the purpose of the Plan, shall equal the mean of the high and low price of the Common Stock on the New York Stock Exchange on such date.


D.  DEFINITION OF PLAN YEAR

    For stock matching purposes, the Plan Year shall be defined as the period beginning June 1 and ending May 31 of the following year.


E.  VESTING AND DELIVERY OF RESTRICTED STOCK

    1.  Three-Year Vesting

        The requirement for shares to be on deposit for three years shall be considered to have been fulfilled if such shares are left on deposit with the Agent until the first business day of June of the third year following the year of deposit for such Plan Year, on which date the three-year vesting shall occur (except as otherwise provided in Section F of Part III). Delivery of the shares will be made at the time the Base Cash Awards are distributed at the end of June.

    2.  Six-Year Vesting

        The six-year vesting requirement shall be considered to have been fulfilled as of the first business day of June, three years after the third-year vesting and delivery for the Plan Year, provided the Original Deposit has been left on deposit with the Agent until the first business day of June of the sixth-year following the year of deposit for such Plan Year, on which date the six-year vesting shall occur (except as otherwise provided in Section F of Part III). Delivery of the shares will be made at the time the Base Cash Awards are distributed at the end of June.


F.  RESTRICTED STOCK VESTING AND DELIVERY UNDER SPECIAL CONDITIONS

    1.  Normal Retirement, Late Retirement or Permanent Disability for
        Work

        Vesting and delivery of all Restricted Stock shall be made to a Participant who retires on or after age 65 or who is permanently disabled and unable to work (as determined by the Corporate Medical Director) while a Participant under the Plan.

    2.  Early Retirement

        (a) A Participant taking early retirement (after age 55) may elect to leave stock on deposit until the Participant reaches age 65, or, if earlier, the fulfillment of the three-year and/or six-year vesting requirements of Section E. of Part III.

        (b) When the Participant attains age 65, if the Participant has left the original stock on deposit, all Restricted Stock shall vest and be delivered, unless such Restricted Stock shall have vested and have been delivered at an earlier date pursuant to Section E. of Part III.

        (c) In the event that the Participant elects to withdraw the Original Deposit from the account prior to age 65, and before the three-year or six-year vesting dates, the Participant shall vest in a proportionate number of shares of such Restricted Stock. Such proportionate vesting shall be the percentage of the three-year or six-year period, as the case may be, which has already expired.

    3.  Death

        The heirs or estate of any Participant who dies before the three-year or six-year vesting shall vest in a proportionate number of shares of Restricted Stock. Such proportionate vesting shall be the pro-rata share, based on full months, of the three-year or six-year period, as the case may be, which has already expired.

    4.  Voluntary Resignation

        No Participant in a Plan Year who resigns voluntarily (unless for the convenience of the Company) shall vest in Restricted Stock.

    5.  Change of Control

        All Restricted Stock shall vest and be delivered to the Participant if there is a change of control as provided in
        Part V.

G.  ASSIGNMENT OF PARTICIPANT'S ACCOUNTS

    Participants' interests in the Original Deposit or the Restricted Stock may not be sold, pledged, assigned or transferred in any manner, other than by will or the laws of descent and distribution, so long as such shares are held by the Agent, and any such sale, pledge, assignment or other transfer shall be null and void.

                                 PART IV

              DEFERRAL OF PAYMENT OF CASH INCENTIVE AWARDS

A Participant may elect to defer all or a portion of a Base Cash Award and any additional cash award received (collectively "Cash Award") during each calendar year from and after January 1, 1982 in accordance with the terms and conditions of the General Mills, Inc. Deferred Compensation Plan.

In order to defer all or a portion of the Cash Award for a particular calendar year, a Participant must make a valid election by executing and filing a Deferral Election Form with the Company on or before the December 31 immediately preceding the end of the Plan Year. If a Participant elects to defer all or a portion of the Cash Award for a particular year, the Participant shall automatically become a participant in the General Mills, Inc. Deferred Compensation Plan, and any amounts so deferred shall be subject to the provisions of such plan.


                                 PART V

                           PLAN ADMINISTRATION

This Plan shall be effective in each fiscal year of the Company and shall be administered by the Committee and the Committee shall have full authority to interpret the Plan. Such interpretations of the Committee shall be final and binding on all parties, including the Participants, survivors of the Participant, and the Company.

The Committee shall have the authority to delegate the duties and responsibilities of administering the Plan, maintaining records, issuing such rules and regulations as it deems appropriate, and making the payments hereunder to such employees or agents of the Company as it deems proper, but only to the extent such delegation does not adversely affect the ability of the Plan to comply with the conditions for exemption from Section 16 of the Securities Exchange Act of 1934 (or any successor provisions).

The Board, or if specifically delegated, its delegate, may amend, modify or terminate the Plan at any time, provided, however, that no such amendment, modification or termination shall adversely affect any accrued benefit under the Plan to which a Participant, or the Participant's beneficiary, is entitled prior to the date of such amendment or termination, unless the Participant, or the Participant's beneficiary, becomes entitled to an amount equal to the value of such benefit under another plan, program or practice adopted by the Company. Notwithstanding the above, no amendment, modification, or termination which would affect benefits accrued under this Plan prior to such amendment, modification or termination may occur after a Change of Control without the written consent of a majority of the Participants determined as of the day before such Change of Control.

A Change of Control shall mean the occurrence of any of the following events:

    (a) any person (including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) becoming, directly or indirectly, the beneficial owner of twenty percent (20%) or more of the shares of stock of General Mills, Inc. entitled to vote for the election of directors;

    (b) as a result of or in connection with any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Company's Board of Directors; or

    (c) the stockholders of the Company approve an agreement providing for a transaction in which the Company will cease to be an independent publicly-owned corporation or a sale or other disposition of all or substantially all of the assets of the Company occurs.

In the event the Company shall effect one or more changes, split-ups or combinations of shares of Common Stock or one or more other like transactions, the Board or the Committee may make such adjustment, upward or downward, in the number of shares of Common Stock to be deposited by the Participants as shall appropriately reflect the effect of such transactions.

In the event the Company shall distribute shares of a subsidiary of the Company to its stockholders in a spin-off transaction, the shares of stock of the subsidiary distributed to Participants which are attributable to Restricted Stock shall be vested and delivered to the Participants subject to any specific instructions of the Committee.

Neither any benefit payable hereunder nor the right to receive any future benefit under the Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits becomes bankrupt, the interest under the Plan of the person affected may be terminated by the Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("1934 Act"), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and the laws of the State of Minnesota.